Exhibit 99.1

FOR IMMEDIATE RELEASE

FS Investment Corporation Provides Operational Update

PHILADELPHIA, April 27, 2009 – FS Investment Corporation, a business development company focused on investing primarily in the debt securities of private U.S. companies, provides an update regarding its first quarter of operations.

First Quarter Highlights

•	Commenced operations – January 2, 2009

•	Raised $13.4 million through first four closings (through April 1, 2009)

•	Constructed portfolio of eighteen performing first and second lien senior secured loans

•	Weighted average purchase price: 74.0% of par

•	Estimated gross annual portfolio yield: 14.4%

•	Generated multiple realized gains through principal repayments and open-market sales

•	Paid out initial cash distribution on March 31, 2009 (7.5% annualized yield based on $10.00 offer price)

•	Paid out a stock distribution to existing investors of 1.4 shares per 100 shares outstanding on March 31, 2009

Michael C. Forman, FS Investment Corporation’s Chairman and Chief Executive Officer, commented “We are pleased to provide an update on our first quarter of operations, and feel fortunate to have launched our Fund in what we believe to be a favorable environment for a credit-oriented investor. A significant dislocation in the market for senior secured loans has brought market prices to attractive levels, creating substantial return potential in an investment class with significant defensive characteristics. Senior secured loans have the first claim on the assets and cash flows of the borrower, receiving payment in full before public bondholders and equity owners.”

“We believe that there is no better time to invest in corporate credit than during an economic downturn, which offers a rare opportunity for investors. We are able to observe the real-world effects of a weak economy on our investment candidates and act accordingly. Many of our competitors did not have the opportunity to benefit from this viewpoint and are now encumbered by legacy assets purchased during the peak of the credit boom. Many of these assets held by our competitors have since become impaired. We view the ability to construct a new portfolio after the onset of the credit crisis as a key competitive advantage for us.”

“Drawing on the expertise of our sub-adviser, GSO/Blackstone Debt Funds Management, we were able to construct a portfolio of 18 performing first and second lien secured loans with an estimated gross yield in excess of 14%. Our portfolio consists of loans to established companies with average operating cash flow in excess of $500 million. Examples include well-known companies such as First Data, TXU Corp, 1-800 Contacts and King Pharmaceuticals.”

“In addition to generating income with which to reward our shareholders via ordinary cash distributions, our portfolio performed positively on a market value basis as well. While our Board of Directors has not yet completed its valuation of our portfolio for the first quarter, we expect that, based on prevailing market prices, our results will show both moderate realized and unrealized gains as of March 31, 2009. As a result of this expected performance, we paid out a special 1.4% stock distribution to our investors on March 31, 2009.”

“While there has been a partial recovery in loan prices from the all-time lows seen in the fourth quarter of 2008, we believe that the opportunity within the market for senior secured loans remains significant for investors with access to the right expertise. We will continue to draw upon GSO/Blackstone’s deep loan market experience in order to develop a portfolio designed to perform in the current economic climate. We look forward to continuing to employ our defensive investment approach, focused on long-term credit performance and principal protection, to deliver strong results for our investors in the coming quarters.”

About FS Investment Corporation

FS Investment Corporation (“FSIC”) is a publicly registered, non-traded business development company (“BDC”). A BDC, such as FSIC, is a type of investment fund that enables investors, including non-accredited investors (subject to certain state-specific suitability standards), to access the private debt asset class. FSIC focuses on investing in the debt securities of private companies throughout the United States, and seeks to protect principal first and foremost while pursuing its investment objectives of generating current income and, to a lesser extent, long-term capital appreciation for its investors. FSIC is managed by FB Income Advisor, LLC, an affiliate of Philadelphia-based private equity firm FB Capital Partners, LP, and is sub-advised by GSO/Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners LP (“GSO”). GSO, with over $24 billion in assets under management, is the global credit platform of The Blackstone Group L.P. For more information, please visit www.fsinvestmentcorp.com.

About Franklin Square Capital Partners

Franklin Square Capital Partners is a national distributor and sponsor of alternative investment products structured for retail investors, among others. Founded in 2007 by an experienced group of alternative investment industry professionals, Franklin Square’s goal is to bring the benefits of an institutional-class investment portfolio to investors through exposure to innovative alternative investment products managed by what it deems to be best-in-class alternative asset managers. Franklin Square believes that institutional investment portfolios, with their access to the strong return potential and diversifying power of alternative assets, are better-suited to manage risk and generate above-market returns than their traditional counterparts. Franklin Square distributes its sponsored financial products to the broker dealer community through its affiliated Orlando, FL-based wholesaling broker dealer, FS2 Capital Partners. For more information, please visit www.franklinsquare.com.